UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Commission File Number of Issuing Entity: 333-159281-01
Commission File Number of Depositor: 333-159281
Mercedes-Benz Auto Receivables Trust 2009-1
(Exact name of Issuing Entity as specified in its charter)
Daimler Retail Receivables LLC
(Exact name of Depositor as specified in its charter)
DCFS USA LLC
(Exact name of Sponsor as specified in its charter)
36455 Corporate Drive
Farmington Hills, Michigan 48331
(248) 9916632
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Class A-1 0.26670% Asset Backed Notes
Class A-2 0.83% Asset Backed Notes
Class A-3 1.67 % Asset Backed Notes
Class A-4 2.43% Asset Backed Notes
(Title of each class of securities covered by this Form)
Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains: NONE
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)(i) Rule 12h-3(b)(1)(i) X
Rule 12g-4(a)(1)(ii) Rule 12h-3(b)(1)(ii)
Rule 12g-4(a)(2)(i) Rule 12h-3(b)(2)(i)
Rule 12g-4(a)(2)(ii) Rule 12h-3(b)(2)(ii)
Rule 15d-6 X
Approximate number of holders of record as of the certification or notice date:
Class A-1 0.26670% Asset Backed Notes: 10
Class A-2 0.83% Asset Backed Notes: 18
Class A-3 1.67 % Asset Backed Notes: 25
Class A-4 2.43% Asset Backed Notes: 12
2
NY1 7151642v.2
Pursuant to the requirements of the Securities Exchange Act of 1934, Mercedes-Benz Auto Receivables Trust 2009-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.
Date: January 20, 2010 Mercedes-Benz Auto Receivables Trust 2009-1
(Issuing Entity)
By: DCFS USA LLC
(Servicer)
By: /s/ Brian T. Stevens
Brian T. Stevens
Chief Financial Officer